Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 Nos. 333-231925, 333-248754, 333-255489, 333-271232 and 333-265589) of Talos Energy Inc.

(2)	Registration Statements (Form S-8 Nos. 333-225058 and 333-256554) of Talos Energy Inc.

of our report dated March 31, 2022, with respect to the consolidated financial statements of QuarterNorth Energy Inc. as of December 31, 2021 and for the period from August 27, 2021 through December 31, 2021 appearing in this Current Report on Form 8-K of Talos Energy Inc.

/s/ Ernst & Young LLP

Houston, Texas
January 17, 2024